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Exhibit 16.1

February 26, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the Change in Accountants section of Karooooo Pte. Ltd's Form F-1 dated 26 February 2021, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients & Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal *MR Verster Consulting *JK Mazzocco People & Purpose MG Dicks Risk Independence & Legal *KL Hodson Financial Advisory *B Nyembe Responsible Business & Public Policy *R Redfearn Chair of the Board

A full list of partners and Director is available on request

*       Partner and Registered Auditor